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                                 March 26, 2003

                 CREDIT AGRICOLE LAZARD FINANCIAL PRODUCTS BANK

                                       and

                               CEMEX, S.A. DE C.V.

                                       and

                  CENTRO DISTRIBUIDOR DE CEMENTO, S.A. DE C.V.

                                   ----------

                               AMENDMENT AGREEMENT

                    in relation to an ISDA Master Agreement,
                        including a Credit Support Annex,
                          dated as of 27 September 2001

                                   ----------

                                                        Herbert Smith
                                                        Exchange House
                                                        Primrose Street
                                                        London EC2A 2HS
                                                        Tel: +44 (0)20 7374-8000
                                                        Fax: +44 (0)20 7374-0888
                                                        Ref: 2390/2409

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THIS AMENDMENT AGREEMENT is made the 26th day of March 2003 (the "Effective
Date") by and among:

(1) CREDIT AGRICOLE LAZARD FINANCIAL PRODUCTS BANK, a company incorporated in England and Wales (Registered No. 2962546) having its registered office at 11 Moorfields Highwalk, London EC2 9DY (the "Bank" or "Party A");

(2) CENTRO DISTREBUIDOR DE CEMENTO S.A, DE C.V., a company organised under the laws of Mexico whose place of business is at Avenida Constitucion 444 Poniente, PO Box 392, Monterey 64000, Mexico (the "Counterparty"); and

(3) CEMEX S.A. DE C.V., a company organised under the laws of Mexico whose place of business is at Avenida Constitucion 444 Poniente, PO Box 392, Monterey 64000, Mexico (the "Pledgor"),

WHEREAS

(A) The Bank, the Counterparty and the Pledgor have previously entered into that certain 1992 ISDA Master Agreement (Multi-Currency Cross-Border), dated as of 27 September 2001 (the "Agreement"), which Agreement includes the Schedule and the Confirmation exchanged between the Bank and the Counterparty, each dated as of 27 September 2001, and the 1994 ISDA Credit Support Annex, dated as of 27 September 2001, (the "Annex") between the Bank and the Pledgor.

(B) The parties have agreed to amend the Agreement by this Amendment (this "Amendment") in relation to the provision of Posted Credit Support in the form of letters of credit and to make certain other changes.

Accordingly, the parties hereby agree as follows:

1.   AMENDMENTS OF THE AGREEMENT

1.1 Paragraph 13 (a) of the Annex is hereby amended by the deletion of the words "N/A" and the insertion of the following with respect to the Pledgor only:

     "All Obligations of Centro Distribuidor de Cemento, S.A de C.V. and all present and future obligations of CEMEX, S.A. de C.V. under the Guarantee of CEMEX, S.A. de C.V. referred to in Part 4(f) of the Schedule."

1.2  Paragraph 13(b)(ii)(B) of the Annex is hereby deleted in its entirety.

1.3 Paragraph 13(b)(iii) of the Annex is hereby amended by the deletion of the words "N/A" and the insertion of the following as Other Eligible Support with respect to the Pledgor only:

     "Any letter of credit which (i) is subject to and governed by the laws of the State of New York and the International Chamber of Commerce (ICC) Publication No. 590 (International Standby Practices ISP98) (as amended, supplemented or updated from time to time), (ii) enables drawings to be made in United States Dollars, (iii) is in form and substance acceptable to the Secured Party, (iv) is drawn on a credit institution previously approved in writing by Party A and incorporated in an OECD country and rated A (single A) or higher by Standard & Poor's Rating Services ("S&P") or A2 or higher by Moody's Investor Services, Inc ("Moody's") (and in the

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     event of the said credit institution being rated by each of S&P and Moody's then such credit institution must be rated no lower than A by S&P and no lower than A2 by Moody's) and (v) had at the time of issuance an initial maturity of not less than three (3) months and has on any Valuation Date a remaining time to maturity of not less than 21 Local Business Days (excluding such Valuation Date)."

1.4 Paragraph 13(c)(iv) of the Annex is hereby deleted in its entirety and is replaced with the following:

     ""Notification Time" means 6:00 p.m., London time, on a Local Business
     Day."

1.5 Paragraph 13(d) of the Annex is hereby amended by adding the following at the end thereof:

     "In addition, a "Specified Condition" will exist with respect to the Pledgor if the Pledgor fails to make, when due, any Transfer of Eligible Credit Support required to be made by it."

1.6 Paragraph 13(j)(i) of Annex is hereby amended by the deletion of the words "Not Applicable" and their replacement with the following:

     "In the case of Other Eligible Support or Other Posted Support in the form of a letter of credit, the amount then available to be unconditionally drawn upon by the Secured Party (subject only to the conditions to drawing specified in the letter of credit documentation), provided that the Value of the letter of credit shall be zero if any of the criteria set forth in clauses (iv) or (v) of Paragraph 13(b)(iii) is not met"

1.7 Paragraph 13(j)(ii) of the Annex is hereby amended by the deletion of the words "Not Applicable" and their replacement with the following:

     ""Transfer" with respect to Other Eligible Support and Other Posted Support means, with respect to letters of credit meeting the criteria set forth in Paragraph 13(b)(iii): (A) with respect to the Pledgor, for purposes of Paragraph 3(a), 4(d)(i) and 5, (1) delivery of the duly executed letter of credit to the Secured Party, at the address specified below, together with evidence of the authority, incumbency and specimen signature of each person authorized to execute the letter of credit or any amendment thereto on behalf of its issuer, unless delivery is effected by tested telex or swift message, or (2) delivery to the Secured Party of an amendment to such a letter of credit, in form and substance satisfactory to the Secured Party, extending the term or increasing the amount available to the Secured Party thereunder but only if the issuer of the letter of credit meets the criteria set forth in Paragraph 13(b)(iii) at the time of the amendment; and, (B) with respect to the Secured Party, for purposes of Paragraphs 3(b), 4(d)(ii) and 5, return of the letter of credit by the Secured Party to the Pledgor, at the address specified below, or agreement by the Secured Party to an amendment of the letter of credit, in form and substance satisfactory to the Secured Parry, reducing the amount available to the Secured Party thereunder."

1.8 Paragraph 13(m)(i) of the Annex is hereby deleted in its entirety and is replaced with the following:

     "Agreement as to Single Secured Party and Pledgor. Party A and CEMEX, S.A. de C.V. agree that, notwithstanding anything to the contrary in the recital to this Annex, Paragraph l(b) or Paragraph 2 or the definitions in Paragraph 12, (a) the term

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     "Secured Party" as used in this Annex means only Party A, (b) the term
     "Pledgor" as used in this Annex means only CEMEX, S.A. de C.V., (c) only CEMEX, S.A. de C.V. makes the pledge and grant in Paragraph 2, the acknowledgment in the final sentence of Paragraph 8(a) and the representations in Paragraph 9 and (d) only CEMEX, S.A. de C.V. will be required to make Transfers of Eligible Credit Support pursuant to Paragraph 3(a)."

1.9 Paragraph 13(m)(ii) of the Annex is hereby deleted in its entirety and replaced with the following:

     "All references in this Annex to the Obligations of the Pledgor shall be deemed to include the Obligations of Centro Distribuidor de Cemento, S.A. de C.V. ("Cedice"); all references in this Annex to an Event of Default, a Potential Event of Default or a Specified Condition with respect to, in each case, the Pledgor shall be deemed to include an Event of Default, a Potential Event of Default or a Specified Condition with respect to, in each case, Cedice; and for purposes of Paragraph 8 of this Annex, all references to amounts payable (or amounts that may become payable) by the Pledgor with respect to any Obligations shall be deemed to include amounts payable (or amounts that may become payable) by Cedice with respect to any Obligations."

1.10 Paragraph 13(m)(v) is hereby amended by deleting the first sentence and replacing it with the following:

     "This Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine)."

1.11 Paragraph 13(m) of the Annex is hereby amended by adding the following text after clause 13(m)(viii) thereof:

     "(ix) Set-Off. For purposes of Paragraphs 2 and 8(a)(iii) of this Annex, the reference to any amount payable under Section 6 of this Agreement in the definition of "Set-off" in this Agreement shall be deemed a reference to any amount payable with respect to any Obligation, as described in Paragraph 8(a)(iii) of this Annex.

     (x) Failure to Transfer Other Eligible Support or Other Posted Support. Paragraph 7 of this Annex is hereby modified to apply to failures to Transfer Other Eligible Support and Other Posted Support, as well as the items listed therein.

     (xi) Security Interest in Amounts Drawn under Letter of Credit. Cash proceeds from drawings by the Secured Party on any letter of credit Transferred to the Secured Party under this Annex shall constitute Posted Collateral in the form of Cash, and the pledge and grant in Paragraph 2 of this Annex shall apply to such proceeds.

     (xii) Secured Party's Rights and Remedies. Paragraph 8(a) of the Annex is hereby amended by the deletion of the words "has paid in full" and their replacement with "has paid or performed in full".

     (xiii) Interpretation. CEMEX, S.A. de C.V. acknowledges, for the avoidance of doubt, that references to a "party" in Section 4 of the Master Agreement

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          include references to it and corresponding references to "the other party" are references to Party A."

2.   REPRESENTATIONS

     Each of the Bank, the Counterparty and the Pledgor represents and warrants to each other party hereto on the Effective Date:

2.1 in the terms set out in Section 3(a) of the Agreement as if set out in full herein and as if references therein to "this Agreement" were references to this Amendment;

2.2 as expressly amended hereby, the Agreement and the Annex are in full force and effect; and

2.3 each person who is authorized to execute and deliver on its behalf this Amendment or any document to be delivered by it under or in connection with this Amendment is identified in the certificate being delivered by it with this Amendment (which also sets forth the title and specimen signature of that person), and the authority of each such person is set forth in the certified resolutions or other authorizing action being delivered herewith (which evidence the truth and accuracy of the representation set forth in Section 3(a)(ii) of the Agreement (as such clause is incorporated into clause 2.1 of this Amendment)).

3.   COSTS AND EXPENSES

     Each party shall be responsible for its own costs and expenses of whatever nature (including any taxes thereon and including legal or other professional fees and disbursements) in relation to the preparation, negotiation and execution of this Amendment and the matters contemplated hereby.

4.   LAZARD DISCLAIMER

     The Counterparty and the Pledgor are hereby notified that and acknowledge that none of Lazard Freres SAS, Lazard Freres & Co., LLC, Lazard Limited or any of their partners, officers, employees or any of their subsidiaries or associates have any responsibility of any kind for any of the debts, liabilities or other obligations of the Bank, or to ensure its solvency or to make any contribution to its assets as a result of its becoming insolvent, notwithstanding their interests in its shares, representations on its board and its rights to use the Lazard name.

5.   MISCELLANEOUS

5.1 Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement

5.2 Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

5.3 Counterparts. This Amendment may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

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5.4  Headings. The headings and bold type face inserted in this Amendment are inserted for convenience only and do not affect the interpretation of this Amendment;

5.5 Governing Law And Jurisdiction. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

IN WITNESS WHEREOF each of the parties has caused this Amendment to be executed by its duly authorized representative with effect from the Effective Date.

Credit Agricole Lazard Financial Products Bank


By: /s/ Shelley Kainth
    ---------------------------------------
    Name: SHELLEY KAINTH
    Title: CHIEF ADMINISTRATIVE OFFICER
    Date:

Centro Distribuidor de Cemento S.A. de C.V.


By: /s/ Illegible
    ---------------------------------------
    Name:
    Title:
    Date:

CEMEX S.A. de C.V.


By: /s/ Illegible
    ---------------------------------------
    Name:
    Title:
    Date:

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